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                                                                    EXHIBIT 99.1

                                             FOR ADDITIONAL INFORMATION:
                                             Corporate Communications, Cygnus
                                             (650) 369-4300    WWW.CYGN.COM
                                             BURNS MCCLELLAN (212) 213-0006
                                             JUSTIN JACKSON - MEDIA

FOR IMMEDIATE RELEASE

           FDA APPROVES 7-DAY ESTROGEN PATCH DEVELOPED BY CYGNUS, INC.

Redwood City, CA - September 22, 1999 - Cygnus, Inc (Nasdaq: CYGN) today announced that its 7-day 17B-Estradiol transdermal hormone replacement therapy patch was cleared for marketing by the United States Food and Drug Administration (FDA). Cygnus developed and has manufacturing rights for the 7-day transdermal patch, which the Company refers to as E(2)III. Cygnus also has marketing rights to this product, and is in the process of assessing potential sales and distribution alternatives.

"We're very pleased that the E(2)III product was approved. The fact that this product and two previous Cygnus developed products that have been submitted to the FDA have been approved is a testament to the Company's ability to formulate and produce products that are shown to be safe and effective," stated John C. Hodgman, Chairman, President and Chief Executive Officer of Cygnus. "This approval also represents the high quality of work and successful team efforts of the many people involved in this project, including the research and development, quality assurance, engineering and production groups."

The NDA provides for the use of estradiol transdermal system 0.05, 0.075, and
0.1 mg per day for treatment of moderate to severe vasomotor symptoms associated with menopause and treatment of vulvar and vaginal atrophy. Estrogens should not be used by patients with known or suspected pregnancy, breast cancer, estrogen-dependent neoplasia, undiagnosed abnormal genital bleeding, active thrombophlebitis or thromboembolic disorders. Estrogens have been reported to increase the risk of endometrial carcinoma.

The Wyeth-Ayerst division of American Home Products provided most of the funding for the development of E(2)III and was responsible for the clinical trials as well as the submission of the NDA. In June 1999, Wyeth-Ayerst did not exercise its option to reacquire the rights to the two hormone replacement patches it had been funding with Cygnus.

The hormone replacement therapy market is large, with $2.5 billion in sales worldwide, and is expected to grow as more women reach menopause. The transdermal segment of this market in the U.S. accounts for approximately 10% of total sales.

Cygnus is engaged in the development and manufacture of diagnostic and drug delivery systems utilizing its proprietary technologies to satisfy unmet medical needs cost effectively. Cygnus' current efforts are primarily focused on two core areas: a frequent, automatic and non-invasive monitoring device (the GlucoWatch(R) Monitor) and transdermal drug delivery systems.

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This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include the ability to manufacture Cygnus' estradiol transdermal system, E2III, in commercial quantities at reasonable cost and to be able to successfully market the product. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company's actual results to differ from the Company's current expectations and any forward-looking statements contained in this news release.

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